EXHIBIT 10.1

STWA-TDC Cooperation Framework Agreement (the "Agreement")

This Agreement is entered into as of this 9th day of March, 2012 between Save the World Air, Inc. ("STWA"), and Beijing Heng He Xing Ye Technology Development Co., Ltd  ("TDC"), (collectively, the "Parties").

Whereas the Parties have previously signed an LOI dated December 10,2011 and an NDA dated November 9, 2011 respectively, both of which still remain in effect;

Whereas STWA holds the worldwide license to certain unique and patented technology known as Applied Oil Technology ("AOT"), from the owners of the patents, Temple University, Philadelphia Pennsylvania;

Whereas the Parties wish to jointly market and sell the AOT system (the "System") in China;

Nowtherefore, in consideration of mutual covenants and other good and valuable consideration, the Parties agree as follows:

1.	TDC shall be responsible for promoting the commercial application of the System and developing markets for the System in China.

2.	STWA shall be responsible for manufacturing and provision of the System for customers in China.

3.	TDC shall be the sole distributor to market and sell the System in China.

4.	After signing this Agreement, STWA shall provide, as soon as practically possible, in three phases, the following: (1) laboratory experimental and testing devices, which TDC will deliver to China Petroleum Pipeline Administration ("CPP") for experiment and testing ("Laboratory Testing"); (2) an AOT prototype device, which TDC will deliver to CPP for loop pipeline testing at CPP site ("Loop Pipeline Testing") upon successful completion of the Laboratory Testing; and (3) an AOT prototype device, which TDC will deliver to CPP for engineering test ("Engineering Testing'') upon successful completion of the Laboratory Testing and Loop Pipeline Testing.

5.	TDC shall be responsible for all costs of implementing the Laboratory Testing, Loop Pipeline Testing, and Engineering Testing, as well as all costs relating to the certification of the System in China.

6.	After CPP certification of the System, STWA will be receiving payment for all AOT units delivered to China in accordance with TDC's directions. The Parties will further discuss and decide on sales pricing for the System, and on profit sharing between the Parties, in a separate agreement.

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7.	The Parties will further discuss and agree, in a separate agreement, on certain milestones to be achieved in order to give full effect to this Agreement. The Parties may further enter into agreements from time to time in order to implement this Agreement.

8.	TDC will provide STWA all engineering, design, and testing information, on a confidential basis, to assist STWA in the further refining and improvement of the System.

9.	TDC will coordinate with STWA on all aspects of preparing and installing the System.

10.	TDC agrees to allow STWA to advertise the use of the System by its customers or affiliates to promote further sales provided that all information to be publicly disclosed shall be approved in advance and in writing by TDC.

11.	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, unless and until terminated by the Parties in writing. No Party may assign or otherwise transfer its rights or obligations under this Agreement except with written consent of the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their du1y authorized representatives on the following date.

SIGNED THIS 9 OF March, 2012

By: Ruilin Zhao, CEO, TDC Ltd.	By: CECIL BOND KYTE, CEO, STWA, INC.

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